Exhibit 99.2

Investor/Media Contact:

Mark Francois

Senior Director, Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

mfrancois@alphatecspine.com

ALPHATEC SPINE ANNOUNCES MANAGEMENT REALIGNMENT TO PREPARE COMPANY FOR

NEXT PHASE OF GLOBAL GROWTH

Dirk Kuyper Assumes Role of President, Global Commercial Operations to Drive Global Revenue

Growth; Les Cross Assumes Role of Chairman and Chief Executive Officer to Drive Global

Operating Excellence

CARLSBAD, CA, February 28, 2012 – Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, today announced that it has realigned the leadership roles of Dirk Kuyper and Les Cross.

Mr. Kuyper, formerly President and Chief Executive Officer, will assume the role of President, Global Commercial Operations and will remain a member of the Board of Directors. Les Cross, formerly Non-Executive Chairman of the Board, will assume the role of Chairman and Chief Executive Officer. The realignment is designed to enhance Alphatec Spine’s future revenue growth and operating excellence.

“The realignment capitalizes on both Dirk’s and my strengths,” said Les Cross. “The spine market today is highly competitive, with pressure on pricing and reimbursement and changing distribution models. Having Dirk focused on Alphatec Spine’s global commercial strategy ensures our sales productivity initiatives will receive the high focus they deserve, without the competing priorities from our initiatives related to our achievement of operational excellence. Dirk will continue to have global Sales and Marketing, Corporate Accounts and Medical Education reporting into him to assure that Alphatec Spine’s new product innovation is a market driven strategy.

Mr. Cross continued, “Simultaneous with global sales growth, Alphatec Spine is transforming its operations today to ensure that our profitability and cash flow goals are met. The realignment will allow me to focus on the Alphatec Spine’s operating fundamentals, including the many initiatives we have underway to drive global manufacturing efficiency and to streamline our cost structure. We have made good progress in the past few months, but we have much more to accomplish. In this new role, in addition to Dirk Kuyper in Global Commercial Operations, I will have Operations, which includes Manufacturing, Research and Development, Quality, Regulatory and Clinical, Finance, Legal and Human Resources reporting to me.”

“I believe Alphatec Spine is well served by these changes and I am very pleased to have Les assume the key executive leadership role in the Company,” said Dirk Kuyper. “Les is highly

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regarded in the orthopedics industry and his track record of driving operating efficiencies has consistently delivered profitability and positive cash flow, and ultimately shareholder value. I am personally looking forward to working with Les as we continue to strengthen Alphatec Spine’s position in the spine market in 2012.”

Mr. Cross finished by saying, “I am pleased that Alphatec Spine has a new team of senior leaders that have been brought on board over the past year to add critical depth across all functions of the organization including Operations, Finance, Quality, Regulatory and Clinical, Marketing and Human Resources, all with global and public company experience. Both Dirk and I believe that the realignment of responsibilities, coupled with the experience of our new senior leadership team, provides the Company with the global skill set necessary to transform Alphatec Spine into a global leader in spine.”

In a separate announcement today, Alphatec Spine released its fourth quarter and full year 2011 financial results.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include references to Alphatec Spine’s ability to achieve its (i) 2012 revenue, profitability and cash flow goals, (ii) initiatives to drive manufacturing efficiencies, and (iii) 2012 cost structure improvements. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to; the uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline; the successful global launch of the Company’s new products and the products in its development pipeline; failure to achieve acceptance of Alphatec Spine’s products by the surgeon community; failure to obtain FDA clearance or approval for new products, or unexpected or prolonged delays in the process; Alphatec Spine’s ability to develop and expand its US and/or global revenues; continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability; uncertainty of additional funding; Alphatec Spine’s ability to compete with other competing products and with emerging new technologies; product liability exposure; patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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